Exhibit (d)(3)

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 4, 2020 (this “Limited Guarantee”), by American Industrial Partners Capital Fund VII, L.P., a Delaware limited partnership (the “Guarantor”), in favor of SEACOR Holdings, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) among Safari Parent, Inc., a Delaware corporation (“Parent”), Safari Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and the Guaranteed Party. Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, (a) Merger Sub will commence a tender offer (the “Offer”) to acquire each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time, and (b) as soon as practicable after the Offer Acceptance Time, Merger Sub will be merged with and into the Company, with the Company surviving such merger and becoming a wholly-owned subsidiary of Parent (the “Merger”, and together with the Offer, the “Acquisition”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

1.    GUARANTEE.

(a)    To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due, complete and punctual payment and discharge by Parent of its obligation to pay monetary remedies to the Guaranteed Party pursuant to Section 7.10(c), Section 9.2(b)(iii) and Section 9.2(d) of the Merger Agreement if, as, when those payment obligations become due and payable pursuant to, and in accordance with, the terms of the Merger Agreement and subject to the conditions thereof, including any limitations of remedies under Section 9.2(f) of the Merger Agreement (the “Guaranteed Obligations”); provided, that in no event shall the Guarantor’s aggregate liability hereunder exceed an amount equal to the sum of (i) Parent Termination Fee plus (ii) the Expense Cap (if applicable) (the amount of such sum, the “Cap”), and this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced only for the payment of money by Guarantor up to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(b)    If Parent fails to discharge any portion of the Guaranteed Obligations when due, upon the Guaranteed Party’s demand, the Guarantor’s liability to the Guaranteed Party hereunder in respect of such portion of the Guaranteed Obligations (up to the Cap) shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder to collect the Guaranteed Obligations, subject to the Cap. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for unsatisfied Guaranteed Obligations (subject, with respect to each such action, to the Cap), regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2.    NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent in accordance with the terms of the Merger Agreement. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder in respect of the Guaranteed Obligations. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made, irrespective of any termination of this Limited Guarantee. This Limited Guarantee is a guarantee of payment and not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee.

3.    CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a)    The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to the termination of this Limited Guarantee as provided herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or the Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (f) the adequacy or potential adequacy of any alternative means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) the existence of any claim, set off or other right that the Guarantor may have against Parent, the Company or any other Person primarily or secondarily liable for the Guaranteed Obligations, whether in connection with any Guaranteed Obligation or otherwise; or (h) any other act or omission that might in any manner otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as otherwise expressly provided herein). To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party (except to the extent specifically provided in the Merger Agreement). The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect or any right to require the marshaling of assets of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)    The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights in each case unless and until all of the Guaranteed Obligations (which shall be subject to the Cap) payable by the Guarantor under this Limited Guarantee shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligations (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to payment of the Guaranteed Obligations until they are paid in full (subject to the Cap).

(c)    Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that, in addition to any defenses of the Guarantor on the basis of a breach of this Limited Guarantee, the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub or any assignee of Parent and/or Merger Sub under the the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct on the part of the Guaranteed Party or any of its Affiliates or representatives or breach by the Guaranteed Party of this Limited Guarantee.

4.    REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)    it is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or contravene in any material respect any Law or contractual restriction binding on the Guarantor or its assets, and no other proceedings or action on the part of the Guarantor are necessary therefor;

(b)    all consents, approvals or authorizations of, and all filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with in all material respects by the Guarantor, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by the Guarantor;

(c)    assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(d)    the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee (whether through uncalled capital commitments the Guarantor has the right to call or otherwise), and such financial capacity necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof).

The Guaranteed Party hereby represents and warrants that:

(a)    it has all requisite corporate or other power and authority to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s organizational documents or contravene in any material respect any Law or contractual restriction applicable to or binding on the Guaranteed Party or its assets, and no other proceedings or action on the part of the Guaranteed Party are necessary therefor;

(b)    all consents, approvals or authorizations of, and all filings with and notifications, to any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with in all material respects by the Guaranteed Party, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by the Guaranteed Party; and

(c)    assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Limited Guarantee by the Guarantor, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.    NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations under or in connection with this Limited Guarantee, in whole or in part, to any other Person (excluding by operation of applicable Law) without the prior written consent of the Guaranteed Party (in the case of an assignment, transfer or delegation by the Guarantor) or the Guarantor (in the case of an assignment, transfer or delegation by the Guaranteed Party) and any purported assignment, transfer or delegation without such consent shall be null and void; provided, however, that the Guarantor may assign, transfer or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to Parent in accordance with the terms of the Equity Commitment Letter and delivers a limited guaranty to the Company that is substantially identical to this Limited Guarantee; provided, further, that no such assignment, transfer or delegation shall relieve the Guarantor of its obligations hereunder as a primary obligor.

6.    NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Limited Guaranty shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) overnight mail; or (d) email transmission. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

if to Guarantor:

c/o American Industrial Partners

450 Lexington Avenue, 40th Floor

New York, New York 10017

Attn.:    General Counsel

Email: notices@americanindustrial.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Attn.:    Daniel S. Evans

Email: daniel.evans@ropesgray.com

and if to the Guaranteed Party, as provided in the Merger Agreement (or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above). Any notice, request, instruction or other communication delivered or required to be delivered or permitted to be provided hereunder shall be deemed given to the receiving party upon receipt.

7.    CONTINUING GUARANTEE. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and satisfied in full (subject to the Cap). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (a) the Closing, if the Closing occurs; (b) following the valid termination of the Merger Agreement in accordance with Section 9.1 thereof, the payment in full of the Guaranteed Obligations (or, if less, an aggregate amount equal to the Cap) by the Guarantor, Parent or Merger Sub; and (c) the date that is the twelve (12) month anniversary of the valid termination of the Merger Agreement (unless, in the case of clause (c), the Guaranteed Party shall have commenced litigation against the Guarantor under and pursuant to this Limited Guarantee prior to such termination, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates and its and their representatives, equityholders or any other Person on its behalf asserts in any litigation or other proceeding any of the following: (i) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or (iii) any theory of liability (whether at law or in equity whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the equity commitment letter by and between Guarantor and Parent, dated as of the date hereof (the “Equity Commitment Letter”), the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 8, then: (x) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (y) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments; and (z) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby.

8.    NO RECOURSE. The Guaranteed Party acknowledges the separate corporate existence of Parent. The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount and its rights under the Merger Agreement and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs pursuant to the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Confidentiality Agreement or in any other agreement or instrument delivered under any of the foregoing or contemplated by any of the foregoing (collectively, the “Transaction Agreements”) or statement made, information provided or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the other Transaction Agreements and such statements, information, actions, transactions, negotiations, breaches and other matters collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates and its and their representatives and equityholders, that:

(a)    no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s potential obligation to make cash payments to the Guaranteed Party in respect of monetary remedies pursuant to, and in accordance with, the Merger Agreement (subject to the conditions thereof including any limitations of remedies under the Merger Agreement), and, without duplication, the Guarantor’s obligation to guarantee such payments pursuant to the terms of this Limited Guarantee (subject to the Cap) and to otherwise comply with the terms of this Limited Guarantee, (ii) without duplication of the obligations referenced in clause (i) above, the other obligations of Parent to perform its obligations under the Merger Agreement, on the terms and subject to the conditions thereof including any limitations of remedies under the Merger Agreement, (iii) the Guarantor’s obligation to specifically perform its agreement to make an equity contribution to Parent pursuant to the Equity Commitment Letter on the terms and subject to the conditions thereof and (iv) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Confidentiality Agreement (the specific claims described in clauses (i) through (iv), in each case, against the Person or Persons specified in such clause being referred to herein, collectively, as the “Retained Claims”);

(b)    no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any of its Affiliates, representatives, equityholders, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c)    neither the Guaranteed Party nor any of its Affiliates and its and their respective representatives and equityholders has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guarantee and (ii) Parent in the Transaction Agreements.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and its and their representatives and equityholders and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its Affiliates and its and their representatives and equityholders, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party or any of its Affiliates and its and their representatives and equityholders has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates and its and their representatives and equityholders not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Guarantor and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of the Guarantor (including but not limited to Parent) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors, assigns or agents of any of the foregoing, and the sources of the Financing.

For the avoidance of doubt, nothing herein is intended or shall be construed to affect the rights of Parent or the Guarantor against any sources of the Financing, or the liability of any such parties to the Guarantor or Parent with respect to such matters.

9.    GOVERNING LAW; JURISDICTION.

(a)    This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)    Each Party hereby irrevocably agrees that any Action relating to this Limited Guaranty shall be brought only in the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and if such court declines jurisdiction, the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action that is brought in any such court has been brought in an inconvenient forum. During the period that an Action that is filed in accordance with this Section 9(b) is pending before a court, all Actions with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and agrees not to assert as a defense in any Action, that (a) such Party is not subject thereto, (b) such Action may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Action is brought in an inconvenient forum or (e) the venue of such Action is improper. A final judgment in any Action described in this Section 9(b) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS LIMITED GUARANTEE OR ANY CONTRACT ENTERED INTO IN CONNECTION HEREWITH, ANY PROVISION HEREOF AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.    COUNTERPARTS. This Limited Guarantee may be executed and delivered (via portable document format (.pdf)) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

12.    THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13.    CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to Parent and the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (a) to its Affiliates and its and their representatives; or (b) to the extent required by Law, required by the rules of any self-regulatory organization or required in connection with the enforcement of rights under this Limited Guarantee and the Merger Agreement.

14.    MISCELLANEOUS.

(a)    This Limited Guarantee (together with the Merger Agreement, the Equity Commitment Letter, the Confidentiality Agreement and any other agreement or instrument delivered in connection with the foregoing) constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, representatives or equityholders, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)    Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)    All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

IN WITNESS WHEREOF, each of the Guarantor and the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

AMERICAN INDUSTRIAL PARTNERS
CAPITAL FUND VII, L.P.

By:	AIPCF VII, LLC, its general partner

By:	/s/ Stanley Edme
Name:	Stanley Edme
Title:	Managing Member